Exhibit 5
AGREEMENT REGARDING M&I LOAN
     THIS AGREEMENT (this “Agreement”), dated as of June 13, 2008, is made by and between FBOP Corporation, organized under the laws of the State of Illinois (“FBOP”), and M&I Marshall & Ilsley Bank, a bank organized under the laws of the State of Wisconsin (“M&I”).
RECITALS
     WHEREAS, concurrently with the execution and delivery of this Agreement, FBOP, California Madison Holdings, Inc. and PFF Bancorp, Inc. have entered into a Merger Agreement dated as of even date herewith (the “Merger Agreement”);
     WHEREAS, in connection therewith, and subject to the terms and conditions hereof, FBOP has agreed to provide certain financial accommodations to PFF;
     WHEREAS, PFF has entered into that certain Promissory Note dated as of December 16, 2007 in favor of M&I and the related Letter Agreement dated January 31, 2008, as modified by amendments dated April 30, 2008, May 30, 2008 and June 13, 2008 (the “Note”);
     WHEREAS, the principal amount outstanding on the Note is $44,000,000;
     WHEREAS, M&I has agreed to extend the maturity date on the Note from June 16, 2008 to June 16, 2009 and to make certain other amendments to the terms of the Note;
     WHEREAS, in consideration of M&I agreeing to amend and extend the Note, subject to the terms and conditions hereof FBOP has agreed to purchase the Note from M&I under certain circumstances and on or before June 16, 2009;
     NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the parties hereby agree as follows:
     1. Optional Purchase. FBOP shall have the right, at its option, at any time to purchase the Note from M&I at a price equal to the principal amount then outstanding plus accrued interest to the date of purchase. FBOP will give M&I notice of its intent to purchase the Note at least three business days prior to the effective date of the purchase.
     2. Mandatory Purchase. FBOP shall be required to purchase the Note from M&I (i) in the event that PFF fails to make any payment of interest on the Note when due and (ii) in any event no later than June 16, 2009, in each case at a price equal to the principal amount then outstanding plus accrued interest through the date of purchase. M&I will give FBOP written notice of any default described in (i) above and FBOP shall, within five business days of receipt of such notice, purchase the Note on the terms described herein.
     3. No Transfers, Amendments. M&I agrees not to transfer the Note to any person without the prior written consent of FBOP and agrees to affix the following legend to the Note:

“This Note is subject to restrictions on transfer.”
     M&I further agrees not to amend or modify the Note or the Pledge Agreement (as hereinafter defined) without the prior written consent of FBOP.
     4. Representations, Warranties and Covenants.
     (a) Each party represents and warrants that it has full power and authority to execute, deliver and perform its obligations under this Agreement.
     (b) FBOP represents and warrants that this Agreement is the legal, valid and binding obligation of FBOP, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally or by general principles of equity.
     (c) M&I represents and warrants that this Agreement is the legal, valid and binding obligation of M&I, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally or by general principles of equity.
     (d) M&I is and shall at all times during the term of this Agreement be the lawful owner of the Note, free from all liens, claims, security interests and encumbrances whatsoever.
     (e) Concurrently with FBOP’s purchase of the Note, M&I will assign to FBOP all of its rights in and to any other agreements entered into in connection with the Note and to any collateral pledged to secure the Note, including without limitation its rights under that certain Commercial Pledge Agreement dated as of September 28, 2007 (the “Pledge Agreement”) and will deliver to FBOP the original stock certificates and related stock powers held by M&I as security for the Note.
     5. Choice of Law; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns, and construed and enforced in accordance with the internal laws in effect in the State of Illinois without giving effect to principles of choice of law. Neither party may assign any of its rights or obligations hereunder. None of the terms or provisions of this Agreement may be waived, altered, modified or amended except in writing duly signed for and on behalf of each of the parties hereto.
     6. CONSENT TO JURISDICTION. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) IN CONNECTION HEREWITH SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS. EACH PARTY HERETO EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. EACH PARTY HERETO EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST

EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
     7. WAIVER OF JURY TRIAL. EACH PARTY HERETO EXPRESSLY WAIVES ANY RIGHT TO TRAIL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING HEREUNDER OR IN CONNECTION HEREWITH.
     8. Entire Agreement. This Agreement (including the exhibits referred to herein) constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, regarding the matters set forth herein.
     9. Section Titles. The Section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.
     10. Counterparts. This Agreement may be executed in any number of counterparts, which shall, collectively and separately, constitute one agreement.
     11. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, overnight express service or confirmed facsimile transmission as follows:

If to M&I:	M&I Marshall & Ilsley Bank 770 N. Water Street Milwaukee, WI 53202 Facsimile: 414-765-7625

Attn: Mark R. Hogan

If to FBOP:	FBOP Corporation 11 West Madison Street Oak Park, IL 60302 Facsimile: 708-445-3223

Attn: Edward C. Fitzpatrick

If to PFF:	PFF Bancorp, Inc. 9337 Milliken Avenue Rancho Cucamonga, CA 91730 Facsimile: 409-941-5430

Attn: Richard L. Golish
The parties agree to copy PFF on the notices described in Sections 1 and 2 hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

M&I MARSHALL & ILSEY BANK
By:	Mark R. Hogan
	Name:	Mark R. Hogan
	Title:	Executive Vice President

By:	David R. Seiler
	Name:	David R. Seiler
	Title:	Senior Vice President

FBOP CORPORATION
By:	/s/ Michael F. Dunning
	Name:	Michael F. Dunning
	Title:	Executive Vice President & Chief Financial Officer

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